                                                                    EXHIBIT 12

                      SOUTHERN CALIFORNIA WATER COMPANY


                   Calculation Of Earnings To Fixed Charges



                                             Years Ended December 31,
                              --------------------------------------------------------
Description                     1994        1993        1992        1991        1990
- --------------------------------------------------------------------------------------
                              ($000's)    ($000's)    ($000's)    ($000's)    ($000's)

Operating Income               18,930      20,050      19,098      16,825      14,733
Taxes On Income                 8,865       5,491       7,791       5,340       6,034
                              --------------------------------------------------------
Earnings Available For
  Fixed Charges                27,795      25,541      26,889      22,165      20,767
                              --------------------------------------------------------
Total Fixed Interest
  Charges                       7,828       8,378       7,890       7,583       6,421
                              --------------------------------------------------------
Ratio of Earnings to
  Fixed Charges                  3.55        3.05        3.41        2.92        3.23
                              ========================================================
